EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 6, 2010 (the “Effective Date”), by and between Vishay Advanced Technologies, Ltd. (the “Company”), a corporation organized under the laws of the State of Israel and a wholly-owned subsidiary of Vishay Precision Group, Inc., a Delaware corporation (“VPG”), and ZIV SHOSHANI (the “Executive”).

WITNESSETH:

          WHEREAS, Executive has previously been employed by Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”) and Vishay Israel Ltd., a corporation organized under the laws of the State of Israel (“Vishay Israel”), pursuant to an employment agreement dated as of January 1, 2004 between Vishay, Vishay Israel and Executive (the “Prior Employment Agreement”); and

          WHEREAS, in connection with the spin-off of Vishay’s foil resistors and precision measurements business (as more fully described herein) to VPG, the Company desires to employ Executive and Executive desires to accept such employment; and

          WHEREAS, the Company and Executive intend for this Agreement to document the terms and conditions of his transition to and employment by the Company following the spin-off.

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.

     1.1. “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements previously submitted to the Company in accordance with Section 5.2 of this Agreement.

     1.2. “Board of Directors” or “Board” means the Board of Directors of VPG.

     1.3. “Cause” means any of the following:

               (a) Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving VPG and/or any of its subsidiaries);

               (b) any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from VPG and/or any of its subsidiaries; or

               (c) Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of the Company and/or VPG applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from the Company.

     1.4. “Change in Control” shall have the meaning set forth in the Vishay Precision Group, Inc. 2010 Stock Incentive Program as of the Effective Date.

     1.5. “Code” means the Internal Revenue Code of 1986, as amended.

     1.6. “Common Stock” shall have the meaning set forth in the Vishay Precision Group, Inc. 2010 Stock Incentive Program and its 2010 Israeli Addendum as of the Effective Date.

     1.7. “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of resistive foil technology products such as resistive sensors, strain gages, ultra-precision foil resistors, current sensors, transducers/load cells, weighing modules, weighing systems and control systems, to the extent VPG or any subsidiary of VPG is engaged in such activities on the Date of Termination.

     1.8. “Date of Termination” means (i) the effective date on which Executive’s employment by the Company is terminated by the Company or Executive, as the case may be, or (ii) if Executive’s employment by the Company terminates by reason of death, the date of Executive’s death. Notwithstanding the previous sentence, if Executive’s employment is terminated by Executive without Good Reason, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

     1.9. “Disability” means (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

     1.10. “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

               (a) any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) with respect to the Company or VPG from those set forth in this Agreement;

               (b) a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date);

               (c) relocation of Executive’s principal place of performance to a location more than 50 kilometers from Holon, Israel; or

               (d) any other material breach of this Agreement by the Company.

          Notwithstanding the foregoing, in order for an event or circumstance to constitute “Good Reason,” (i) Executive must provide the Company with Notice of Termination, describing the event or circumstance giving rise to Good Reason within 45 days after it has occurred, (ii) the Company shall have 45 days after receipt of such notice to cure the event or circumstance giving rise to Good Reason and (iii) if the Company fails to cure the event or circumstance giving rise to Good Reason, then Executive shall have the right to resign for Good Reason during the ninety (90) day period commencing immediately after the last day of the 45 day cure period.

     1.11. “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

     1.12. “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

     1.13. “Notice of Termination” means a written notice of termination of Executive’s employment with the Company, signed by Executive, if to the Company, or by a duly authorized officer of the Company, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

     1.14. “Tax Ordinance” means the Israeli Income Tax Ordinance of 1961.

2. Employment; Term.

     2.1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, in accordance with and subject to the terms and conditions set forth herein.

     2.2. Term. This Agreement shall become effective as of the Effective Date and its terms and conditions shall not bind the parties for any period prior to the Effective Date. The “Initial Term” of this Agreement shall commence on the Effective Date and continue until the third anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement; provided, however, that at the end of each year of the Initial Term and at the end of each Extension Year (as defined herein), this Agreement shall automatically be extended for an additional one-year period (each such additional one-year period, an “Extension Year”, and, together with the Initial Term, until the Date of Termination, the “Term”), unless the Company or Executive gives notice to the other party at least thirty (30) days prior to the end of the Initial Term or the Extension Year, as applicable, of its or his intention not to extend the Term, in which case the Term will end at the completion of the Initial Term and Extension Years already added to the Term. An election not to extend the Term shall be deemed a termination of employment by the party so electing.

3. Duties.

     3.1. Position. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company. In addition, and as set forth in more detail in Section 3.5, Executive shall also serve as President and Chief Executive Officer of VPG, and in that role shall report directly to the Board of Directors. In addition, during the Term, Executive shall be nominated to serve on the Board of Directors.

     3.2. Authority and Responsibility. Executive shall have such authority and responsibility as is customary for a President and Chief Executive Officer of a multi-national corporation.

     3.3. Activities. Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement and Israeli law, during the Term, Executive shall devote his full professional attention and best efforts to the business and affairs of the Company and VPG. It shall not be considered a violation of the foregoing for Executive to (i) provide services to any subsidiaries or affiliates of the Company or VPG, (ii) serve on corporate, industry, civic or charitable boards or committees or (iii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of the Company or VPG in accordance with this Agreement.

     3.4. Place of Performance. Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations. In addition, while the Executive’s principal place of business shall be Israel, Executive recognizes that in performing services to VPG, he will be required to be present in the United States for substantial periods of time. Without derogating from anything in this Agreement, it is hereby agreed that in the event Executive’s principal place of performance will be changed to a location outside Israel, the parties may amend this Agreement as appropriate to reflect Executive’s new principal place of performance.

     3.5. Secondment to VPG. Notwithstanding anything herein to the contrary, the Company shall second and make Executive available to provide services to and Executive hereby agrees to provide such services to VPG for such time and to perform such services as set forth in that certain Secondment Agreement by and between the Company and VPG dated as of July 6, 2010 (the “Secondment Agreement”). For the avoidance of doubt, Executive shall at all times be an employee of the Company, and the services Executive performs for VPG shall not affect the employment relationship between Executive and the Company.

4. Compensation.

     4.1. Base Salary. The Company shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”), of USD $435,000 per year (as may be adjusted from time to time, the “Base

Salary”). The Base Salary includes any remuneration for overtime work. Such Base Salary shall be paid in Israeli new shekels, based on the average exchange rate during the ten (10) month period ending on October 31, 2010, as reported in such independent, public and accurate source as determined by the Board or its Compensation Committee in good faith, and shall be paid in accordance with the Company’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.

     4.2. Bonus.

               (a) For each fiscal year during the Term, Executive shall be eligible to earn an annual performance bonus (“Bonus”), payable in cash, with a target equal to 75% of Base Salary (the “Target Bonus”) with a minimum bonus of 0% of Base Salary and a maximum bonus of 200% of Base Salary. The actual amount of Bonus payable to Executive shall be determined by the Board of Directors, and shall be based upon VPG’s achievement of certain annual levels of Adjusted EBITDA and Adjusted Operating Margin (each, as defined in Exhibit A attached hereto and collectively, the “Performance Goals”). With respect to the 2010 fiscal year, Executive shall be eligible to earn a Bonus based on the attainment of the Performance Goals set forth on Exhibit A attached hereto.

               (b) For each fiscal year during the Term, Executive shall be eligible to earn a Bonus equal to 50% of Base Salary if 80% of the annual Performance Goals are achieved. In addition, the amount of Bonus payable to Executive shall increase by 1.25% of Base Salary for each additional 1% of the annual Performance Goals which are achieved for such year. For each 1% of the annual Performance Goals achieved in excess of 100%, the amount of Bonus payable to Executive shall increase by 2.5% of Base Salary. During the Term, the maximum Bonus for which Executive shall be eligible to earn is 200% of Base Salary.

               (c) For each fiscal year during the Term, the Bonus (if any) shall be paid on the Grant Date (as defined below), provided, however, that if the Release Date (as defined below) does not occur on or before December 15th of the fiscal year immediately following the fiscal year with respect to which the Bonus relates, no Bonus shall be paid in respect of such prior fiscal year.

     4.3. Special Agreement. It is agreed between the parties that this Agreement is a personal agreement, and that the position Executive is to hold within the Company is a management position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the “Law”). The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of Executive, whether such agreement was signed among the government, the General Federation of Labor and employees organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the position held by or the profession of Executive. In light of this relationship of trust, the provisions of the Law, or any other law, which may apply, will not apply to the performance by Executive of his duties hereunder. Thus, Executive may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours or regular working days and Executive shall not be entitled to any further compensation other than as determined by the policy of the Company applicable to Executive or other than as specified in this Agreement.

     4.4. Long-Term Equity Incentive.

               (a) For each fiscal year during the Term, Executive shall be eligible to receive a restricted stock unit award with respect to shares of Common Stock (the “Annual LTI Award”), with a target value equal to 100% of Base Salary. The actual amount of any Annual LTI Award payable to Executive shall be determined by the Board of Directors, and shall be based upon VPG’s achievement of certain annual levels of the Performance Goals. With respect to the 2010 fiscal year, Executive shall be eligible to earn an Annual LTI Award based on the attainment of the Performance Goals set forth on Exhibit A attached hereto. The value of each Annual LTI Award granted to Executive hereunder shall be equal to 50% of Base Salary on the Grant Date if 80% of the annual Performance Goals are achieved. In addition, the value of each Annual LTI Award granted to Executive shall increase by 2.5% of Base Salary for each additional 1% of the annual Performance Goals which are achieved for such year, provided that, during the Term, the maximum Annual LTI Award which Executive shall be eligible to earn is 100% of Base Salary. To the extent that the Executive earns an Annual LTI Award based on the achievement of the annual Performance Goals pursuant to this Section 4.4 in any given fiscal year, the Company shall cause VPG to issue to Executive a restricted stock unit award with the number of shares of Common Stock issued in respect of such award determined by dividing the amount of the Annual LTI Award with respect to the applicable fiscal year by the average closing price of Common Stock for the five (5) consecutive trading days starting with the first trading day immediately after the date that VPG releases earnings for the prior fiscal year (the “Release Date”); provided, however, that if the Release Date does not occur on or before December 15th of the fiscal year immediately following the fiscal year with respect to which the Annual LTI Award relates, no Annual LTI Award shall be granted in respect of such prior fiscal year.

               (b) The Annual LTI Award shall vest 25% on the Grant Date and 25% on each of the next three anniversaries of the Grant Date; provided that Executive remains continuously employed by the Company through each such vesting date; provided, further that the Annual LTI Award shall become 100% vested and be paid upon a Change in Control or upon Executive’s termination of employment by the Company without Cause, Executive’s resignation for Good Reason, or termination of employment due to Disability or death.

               (c) For each fiscal year during the Term, the Annual LTI Award (if any) shall be granted to Executive at the close of business on the fifth consecutive trading day (beginning with the trading day immediately after the Release Date) following the Release Date (the “Grant Date”).

     4.5. Founders Equity Grant. As soon as administratively practicable after the receipt of any necessary or appropriate governmental or tax approvals, the Company shall cause VPG to grant to Executive a restricted stock unit award of 69,025 shares of Common Stock (the “Founders Award”). The Founders Award shall become 100% vested on the third anniversary of the Effective Date; provided, that, Executive remains continuously employed by the Company through such date; provided, further that the Founders Award shall become 100% vested upon a

Change in Control, Executive’s termination of employment without Cause, resignation for Good Reason, termination of employment due to Disability or death.

     4.6. Signing Bonus. As soon as administratively practicable following the date that this Agreement is executed, the Company shall pay Executive a signing bonus in an amount equal to $400,000 (the “Signing Bonus”); provided that the Executive shall repay such Signing Bonus in the event Executive terminates his employment during the Initial Term other than for Good Reason or due to death or Disability.

     4.7. Payment of Cash Compensation. Executive may determine, in his sole discretion, that the Bonus, Signing Bonus and/or other cash-based compensation payable hereunder (other than Base Salary) shall be payable to Executive in Israeli new shekels. In the event Executive decides that any such amount shall be payable in Israeli new shekels, Executive shall provide notice to the Company no later than five days prior to the date on which such payment shall be made, in which case, such amount shall be converted to Israeli new shekels based on the exchange rate on the applicable payment date, as reported in such independent, public and accurate source as determined by the Board or its Compensation Committee in good faith, and paid to Executive on the date such amount is required to be paid to Executive pursuant to this Agreement. If Executive does not notify the Company as provided in the immediately preceding sentence, any such amount shall be paid to Executive in United States dollars.

5. Additional Rights.

     5.1. Participation in Benefit Plans and Programs. During the Term, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans as approved by the Board of Directors. In addition, Executive shall be entitled to such other benefits or perquisites, including contributions to Managers’ Insurance, automobile and phone allowance and the like, as is customary in Israel and as the Company generally makes available to its senior executives.

     5.2. Health Benefits. Notwithstanding the generality of Section 5.1, during Executive’s employment with the Company, Executive shall be entitled to medical benefits as set forth on Exhibit B hereto.

     5.3. Reimbursement of Expenses. In accordance with the Company’s standard reimbursement policies as they exist from time to time, the Company shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

     5.4. Vacation, Personal and Sick Days. Executive shall be entitled to vacation days, holidays, military reserve service, personal and sick days according to the Israeli law and the Company’s policies for its senior executives, as in effect from time to time. Executive shall be entitled to carry forward or to redeem his unused vacation days in accordance with and subject to the Company’s policies for its senior executives, as in effect from time to time.

     5.5. Indemnification. The Company shall indemnify Executive to the extent provided in the Company’s certificate of incorporation and/or bylaws, as in effect from time to time.

6. Termination of Employment; Compensation Upon Termination.

     6.1. Termination. Executive’s employment with the Company may be terminated prior to the end of the Term under the following circumstances:

               (a) Death. Executive’s employment hereunder shall terminate immediately upon Executive’s death.

               (b) Termination by the Company. The Company may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive. A termination of Executive’s employment due to Executive’s Disability shall be equivalent to a termination by the Company without Cause.

               (c) Termination by Executive. Executive may terminate his employment with or without Good Reason, by Notice of Termination to the Company.

     6.2. Compensation Upon Termination.

               (a) Termination by the Company Without Cause; Termination by Executive With Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

                    (i) A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

                    (ii) In partial consideration for the Executive’s obligations under Section 7 below and subject to Executive’s execution and non-revocation of the Release (as described in Section 6.3 below), continued payment of Executive’s then current Base Salary from the Date of Termination until the second anniversary of the Date of Termination, to be paid in accordance with the Company’s standard payroll practices as in effect from time to time.

                    (iii) Payment of Executive’s Bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such Bonus would have been paid to Executive if not for Executive’s termination of employment.

                    (iv) Payment of a pro-rata Target Bonus, in an amount equal to the Target Bonus multiplied by a fraction, the numerator of which equals the number of days Executive was employed with the Company in the Company’s fiscal year of termination of employment through the date of termination of employment, and the denominator of which is 365 (the “Pro-Rata Bonus”), which amount shall be paid within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

                    (v) If the Executive’s employment is terminated under this Section 6.2(a), Executive shall be entitled to continued medical benefits as set forth on Exhibit B hereto.

               (b) Termination For Any Other Reason. In the event Executive’s employment with the Company is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to the following:

                    (i) A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

                    (ii) Payment of Executive’s Bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such Bonus would have been paid to Executive if not for Executive’s termination of employment.

                    (iii) If the Executive’s employment is terminated under this Section 6.2(b) for any reason (other than by the Company for Cause or, if prior to Executive’s attaining age 62, by the Executive without Good Reason), Executive shall be entitled to continued medical benefits as set forth on Exhibit B hereto.

     6.3. Release. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 6.2 are conditioned on Executive’s execution and delivery to the Company (and non-revocation) of a general release of claims against the Company and its affiliates (including, without limitation, any claims related to damage to Executive’s good reputation as a result of a termination of employment) in such form as the Company may reasonably require and in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”). Subject to Section 8.8 below, the severance benefits described in Section 6.2 will begin to be paid or provided on the 60th day following Executive’s Date of Termination, provided that the Release is then irrevocable.

     6.4. Additional Payments By the Company.

               (a) It is the understanding of the parties hereto that neither the payments set forth in Section 6.2 nor any other payment under this Agreement are contingent upon or related to a change in control of the Company and all such payments are to be paid without regard to the occurrence of a change in control of the Company.

               (b) Notwithstanding the foregoing, in view of the fact that if Executive’s employment were to terminate subsequent to a change in control of the Company or VPG, the U.S. Internal Revenue Service might assert that all or some such payments are contingent upon such change in control, the parties hereto agree as follows: In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6.3, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 and the Israeli taxes imposed pursuant to the provisions of the Tax Ordinance, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits under this Agreement, notwithstanding that all or some portion of such severance or other benefits may be taxable under Section 4999 of the Code and under the Tax Ordinance. To the extent permitted under Section 409A of the Code without resulting in an excise tax to the Executive, the manner in which any such reduction shall be made shall be determined by the Executive; provided, however, that to the extent necessary to avoid an excise tax under Section 409A of the Code, Executive shall not have any discretion or role with respect to such reduction and instead, any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code with any such reduction in either cash payments or equity compensation benefits being made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

     6.5. Notwithstanding anything herein to the contrary, upon termination of Executive’s employment with Company, all titles, positions, roles and responsibilities Executive holds with VPG and any of its subsidiaries shall immediately cease.

7. Restrictive Covenants.

     7.1. Non-Competition. During his employment with the Company and the Non-Competition Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business. Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably with held.

     7.2. Non-Solicitation. During his employment with the Company and the Non-Solicitation Period, Executive shall not, directly or indirectly:

               (a) solicit any customer of VPG or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

               (b) hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of VPG or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with VPG or any of its subsidiaries, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

               (c) persuade or seek to persuade any customer of VPG or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with VPG or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

               (d) interfere in any manner in the relationship of VPG or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

     7.3. Confidential Information. Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of VPG and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated relating to VPG, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Company or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides VPG with prior notice of the contemplated disclosure and reasonably cooperates with VPG at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

     7.4. Non-Disparagement. Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors of the Company and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

     7.5. Acknowledgements Respecting Restrictive Covenants.

               (a) Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

                    (i) the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

                    (ii) such restrictive covenants are reasonably necessary to protect the legitimate business interests of VPG and its affiliates.

               (b) The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 7, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 7. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

               (c) In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

               (d) If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

     7.6. Special Consideration. Executive hereby acknowledges that the payments to Executive pursuant to Section 4 and Section 6 of this Agreement are in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8. Miscellaneous.

     8.1. Key Man Insurance. Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Company or such affiliate. Executive hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company’s or VPG’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for the Company or its affiliates to seek, purchase and maintain in full force and effect such policy or policies. The Company shall ensure that under no circumstances shall the results of any such medical examination shall be disclosed to any person or entity, including the Company or VPG, other than to the Executive and to the applicable insurance company for purposes of providing such insurance, which insurance company shall hold such results in the strictest confidence.

     8.2. Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, or (iii) by registered or certified mail, return receipt requested. The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three (3) days after mailing. Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

          To the Company:

               Vishay Advanced Technologies, Ltd.
               2 Haofan Street
               Holon 58814, Israel
               Attention: Chief Financial Officer
               Facsimile No.: 972-3-550-2106

          To Executive:

               Ziv Shoshani
               [personal address omitted]

     8.3. No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except as set forth in Section 6.2(a)(v) hereof, such amounts shall not be reduced whether or not Executive obtains other employment.

     8.4. Successors.

               (a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform if no such succession had taken place. As used in this Agreement, “the Company,” shall mean both such entity as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     8.5. Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Employment Agreement, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.

     8.6. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable Israeli or U.S. federal, state, local or other law, the Company is required to withhold therefrom.

     8.7. Non-Accountable Payments and Considerations. Without derogating from any of the above, any payment under section 4.2 and the second sentence of section 5.8 shall not be taken into account with regards to any and all social benefits that Executive is entitled to under this Agreement or under applicable law, including severance pay.

     8.8. Section 409A. All payments to be made upon a termination of employment under the Agreement will only be made upon a “separation from service” under section 409A of the

Code. In no event may Executive, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under the Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment. If severance benefits payable under the Agreement constitute a “deferral of compensation” within the meaning of section 409A of the Code at the time of Executive’s termination of employment, then if Executive is a “specified employee” of a publicly-traded corporation, notwithstanding any other provision of the Agreement, payment of severance under the Agreement shall be delayed for a period of six months from the date of Executive’s separation from service. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of section 409A of the Code, and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the term of the Agreement (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

     8.9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     8.10. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the regional labor court in Tel-Aviv.

     8.11. Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

     8.12. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Board of Directors of the Company, the Company has caused this Agreement to be executed in their name and on their behalf, all as of the date above written.

VISHAY ADVANCED TECHNOLOGIES, LTD.

By:	/s/ Amir Tal
Name:	Amir Tal
Title:	Director

EXECUTIVE:

/s/ Ziv Shoshani
Ziv Shoshani

EXHIBIT A

2010 Bonus Performance Goals

Adjusted Operating Margin	$18,000,000 USD
Adjusted EBITDA	$28,000,000 USD

During the Term, (A) 50% of the Bonus shall be conditioned upon each objective, (B) 50% of the Annual LTI Award shall be conditioned upon each objective, and (C) Section 4.2(b) and Section 4.4(a) shall be applied separately to each portion of such Bonus or Annual LTI Award (as applicable).

For purposes of this Exhibit A: (A) “adjusted operating margin,” means operating income determined in accordance with U.S. GAAP, and (B) “adjusted EBITDA” means earnings determined in accordance with GAAP, before interest expense (income), income tax expense (benefit), depreciation and amortization, and in the case of both (A) and (B) adjusted to exclude various items that the Board reasonably determines are not indicative of the intrinsic operating performance of the business, including restructuring and related severance costs, fixed asset or inventory write-downs and related purchase commitment charges, impairment charges for goodwill or indefinite-lived intangible assets, and individually material one-time gains or charges.

EXHIBIT B

Health Benefits

(A) Health benefits while employed. During Executive’s employment with the Company, VPG will provide him, his spouse and his eligible dependent children (until their 26th birthday), with medical insurance coverage (including hospitalization, doctor’s visits, pharmaceutical, vision and dental coverage) to the same extent made available to the employees of VPG under plans maintained by VPG from time to time. Such medical insurance coverage will be provided at VPG’s expense, with VPG responsible for all premiums, out-of-pocket expenses and co-payments.

(B) Health benefits upon Executive’s termination of employment.

     (1) Prior to Executive’s attainment of age 62. Upon any termination of Executive’s employment (other than termination by the Company for Cause or by the Executive without Good Reason), the Executive will continue to be eligible for the health benefits as described under heading (A) above (as in effect as of the Date of Termination) for the Executive, his spouse and eligible dependent children (until their 26th birthday), with VPG responsible for reimbursing to Executive the amount of premiums, out-of-pocket expenses and co-payments incurred by the Executive (and/or his spouse and/or eligible dependent children) in connection with his (and his spouse’s and/or eligible dependent children’s) coverage under VPG provided medical insurance coverage (less applicable withholding tax), until the earlier of (i) the third anniversary of the Date of Termination or (ii) such time as Executive becomes eligible for coverage under the plan of another employer, with such amount to be paid no later than March 15th of the year following the year in which the amount is incurred by the Executive (or his spouse and/or eligible dependent children).

     (2) On or after Executive’s attainment of age 62. Upon any termination of Executive’s employment (other than termination by the Company for Cause), the Executive will continue to be eligible for the health benefits as described under heading (A) above (as in effect as of the Date of Termination) for the Executive, his spouse and eligible dependent children (until their 26th birthday), with VPG responsible for reimbursing to Executive the amount of premiums, out-of-pocket expenses and co-payments incurred by the Executive (and/or his spouse and/or eligible dependent children) in connection with his (and his spouse’s and/or eligible dependent children’s) coverage under VPG provided medical insurance coverage (less applicable withholding tax) up to a maximum amount of $15,000 per year, to continue for Executive’s lifetime or, upon Executive’s death, for the lifetime of his surviving spouse (or, with respect to Executive’s eligible dependent children, until they reach age 26), with such amount to be paid no later than March 15th of the year following the year in which the amount is incurred by the Executive (or his spouse and/or eligible dependent children).

(C) Notwithstanding the foregoing, if the provision of any of the benefits described above could, in the good faith determination of VPG, result in the imposition of additional tax on either Executive or VPG pursuant to Section 105(h) of the Code (or any similar or successor provision of the Code) or any other federal or state statute or regulation or any provisions of the Tax

Ordinance, then VPG may restructure the provision of the above described benefits in any way it, in its sole discretion, deems advisable to avoid the imposition of such additional tax, including, without limitation, by requiring that Executive directly pay all such premiums and expenses with VPG reimbursing Executive for such amounts (which reimbursement amounts Executive hereby acknowledges would be subject to applicable withholding tax).